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                                 Exhibit 99.2

                     Proxy Statement and Form of Proxy to
                       be Furnished to Preferred Savings
                                Account Holders

                            PREFERRED SAVINGS BANK
                            4800 South Pulaski Road
                         Chicago, Illinois 60632-4195
                                (312) 376-3800

                     ------------------------------------

                     NOTICE OF SPECIAL MEETING OF MEMBERS

                     ------------------------------------

         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of Preferred Savings Bank, ("Preferred Savings" or the "Bank"), will be held at the main office of the Bank located at 4800 South Pulaski Road, Chicago, Illinois, on ________________, 1996 at __:__ _.m.,
Chicago, Illinois Time. The purpose of this Special Meeting is to consider and vote upon:

         A plan to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, including the adoption of a federal stock savings bank charter and bylaws, with the concurrent sale of all the Bank's common stock to PS Financial, Inc., a Delaware corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors of the Bank at the close of business on _________________, 1996 who continue to be depositors as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                            BY ORDER OF THE BOARD OF DIRECTORS





                                            Lorraine G. Ptak
                                            Secretary





Chicago, Illinois
________________, 1996


- -------------------------------------------------------------------------------

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
           FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
                  ENCLOSED PROXY CARD AND RETURNING IT IN THE
                   ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS
                                   POSSIBLE.
                         YOUR VOTE IS VERY IMPORTANT.

- -------------------------------------------------------------------------------

                        SUMMARY OF PROPOSED CONVERSION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         Under its present "mutual" form of organization, Preferred Savings has no stockholders. Its deposit account holders are members of the Bank and have voting rights in that capacity. In the unlikely event of liquidation, the Bank's deposit account holders would have the sole right to receive any assets of the Bank remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Bank would be converted into a federally chartered savings bank organized in stock form, and all of the Bank's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering (1) to account holders with an account balance of $50 or more on March 31, 1995 ("Eligible Account Holders"), (2) tax-qualified employee plans of the Bank or the Holding Company ("Tax-Qualified Employee Plans"), (3) account holders of the Bank with an account balance of $50 or more as of September 30, 1996 ("Supplemental Eligible Account Holders"), (4) certain other members of the Bank as of _________________, 1996 who are not Eligible or Supplemental Eligible Account Holders ("Other Members") and (5) directors, officers and employees of the Bank on a priority basis (the "Subscription Offering"). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

         To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a public offering (the "Public Offering") through Charles Webb & Company, ("Charles Webb") to selected persons to whom a prospectus (the "Prospectus") is delivered. The Subscription Offering and the Public Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Bank would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Bank and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion Liquidation Rights of Depositor Members."

         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.

Business Purposes for Conversion

Net Conversion proceeds are expected to increase the capital of Preferred Savings, which will support the expansion of its financial services to the public. The conversion to stock form and the use of a holding company structure are also expected to enhance its ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets. The Bank will continue to be subject to comprehensive regulation and examination by the Office of Thrift Supervision, Department of Treasury ("OTS") and the Federal Deposit Insurance Corporation ("FDIC").

Subscription Offering

As part of the Conversion, Common Stock is being offered for sale in the Subscription Offering, in the priorities summarized below, to the Bank's (1) Eligible Account Holders, (2) Tax-Qualified Employee Plans, (3) Supplemental Eligible Account Holders (4) Other Members, and (5) employees, officers and directors. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered in connection with the Public Offering for sale to selected persons through Charles Webb.

Subscription Rights of Eligible Account Holders

Each Eligible Account Holder has been given non-transferable rights to subscribe for an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.

Subscription Rights of Tax-Qualified Employee Plans

The Bank's Tax-Qualified Employee Plans have been given non-transferable rights to subscribe, individually and in the aggregate, for up to 10% of the total number of shares sold in the Conversion after satisfaction of subscriptions of Eligible Account Holders. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

Subscription Rights of Supplemental Eligible Account Holders

After satisfaction of subscriptions of Eligible Account Holders and Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder (other than directors and officers of the Bank) has been given non-transferable rights to subscribe for an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Conversion or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.

Subscription Rights of Other Members

Each Other Member has been given non-transferable rights to subscribe for an amount equal to the greater of $150,000 of Common Stock or one-tenth of one percent of the total number of shares offered in the Conversion after satisfaction of the subscriptions of the Bank's Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders.

Subscription Rights of Bank Personnel

Each individual employee, officer and director of the Bank has been given the right to subscribe for an amount equal to the greater of $150,000 of Common Stock after satisfaction of the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 25% of the total shares offered in the Conversion.

Public Offering

Subject to prior rights of holders of subscription rights, the Holding Company may also offer the Common Stock for sale to selected persons through Charles Webb in a Public Offering.

Purchase Limitations

No person may purchase more than $150,000 of Common Stock in the Subscription Offering. No person, together with associates, and persons acting in concert, may purchase more than $900,000 of Common Stock in the Conversion. No person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of Common Stock in the Public Offering. The aggregate purchases of directors and executive officers and their associates may not exceed 35% of the total number of shares offered in the Conversion. These purchase limitations do not apply to the Bank's Tax-Qualified Employee Plans.

Expiration Date of the Subscription Offering

All subscriptions for Common Stock in connection with the Subscription Offering must be received by noon, Chicago, Illinois Time on ________________, 1996.

How to Subscribe for Shares

For information on how to subscribe for Common Stock being offered in the Subscription Offering, please read the Prospectus and the order form and instructions accompanying this Proxy Statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Bank's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the OTS.

Price of Common Stock

All sales of Common Stock in the Offering will be made at the same price per share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Bank and the Holding Company upon Conversion. On the basis of a preliminary appraisal by Keller & Company, Inc. ("Keller"), which has been reviewed by the OTS, a minimum of 1,402,500 and a maximum of 1,897,500 shares will be offered in the Conversion. See "The Conversion - Stock Pricing and Number of Shares to be Issued" in the Prospectus.

Tax Consequences

The Bank has received an opinion from its special counsel, Silver, Freedman & Taff, L.L.P., stating that the Conversion is a nontaxable reorganization under
Section 368(a)(1)(F) of the Internal Revenue Code. The Bank has also received an opinion from Crowe Chizek and Company LLP ("Crowe Chizek") stating that the Conversion will not be a taxable transaction for Illinois income tax purposes.

Required Vote

Approval of the Plan of Conversion will require the affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.

                 YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                            THE PLAN OF CONVERSION

                            PREFERRED SAVINGS BANK

                                PROXY STATEMENT

        SPECIAL MEETING OF MEMBERS TO BE HELD ON ________________, 1996

                              PURPOSE OF MEETING


         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Preferred Savings Bank ("Preferred Savings" or the "Bank") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Bank to be held at the Bank's main office located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195, on ________________, 1996 at __:__ _.m., Chicago, Illinois Time,
and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Bank would be converted (the "Conversion") from a federally chartered mutual savings bank into a federally chartered stock savings bank, the concurrent sale of all the common stock of the stock savings bank to PS Financial, Inc. (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock") and such other business as may properly come before the meeting and any adjournment thereof.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.

         The Bank is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Bank's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Bank, will substantially increase the Bank's net worth. The Holding Company will exchange 50% of the net proceeds from the sale of the Common Stock for the common stock of the Bank to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to the ESOP to fund its purchase of Common Stock. This increased capital will support the expansion of the Bank's financial services to the public. Subject to market conditions, the Bank intends to emphasize the origination of commercial real estate loans in its market area and to increase the variety of consumer loans currently offered. The Board of Directors of the Bank also believes that the conversion to stock form and the use of a holding company structure will enhance the Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

         The Board of Directors of the Bank believes that the Conversion will further benefit the Bank by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company intends to adopt a stock option and incentive plan and a recognition and retention plan, subject to approval of Holding Company stockholders following completion of the Conversion.
See "Management - Benefit Plans" in the accompanying Prospectus.

         Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

         THE OFFICE OF THRIFT SUPERVISION ("OTS") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

         The Board of Directors of the Bank has fixed ________________, 1996 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Bank depositors are members of the Bank under its current charter. All Bank members of record as of the close of business on the

Voting Record Date who continue to be members as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Bank, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion.

         Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of ________________, 1996, the Bank had approximately _____ members who were entitled to cast a total of approximately _______ votes at the Special Meeting.

         Bank members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

         All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned or the member does not vote in person, the Bank is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Bank, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, Charles Webb will assist the Bank in the solicitation of proxies. Such persons will be reimbursed by the Bank for their expenses incurred in connection with such solicitation. The Bank will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                     DESCRIPTION OF THE PLAN OF CONVERSION

         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Bank to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Bank's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of March 31, 1995); (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of September 30, 1996); (iv) Other Members (deposit account holders eligible to vote at the Special Meeting who are not as Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Bank's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in connection with the Public Offering through Charles Webb.

         THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE BANK AND THE HOLDING COMPANY; ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT NOON, CHICAGO, ILLINOIS TIME ON ________________, 1996 UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY.

         The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Bank and the Holding Company with the approval of the OTS. This 45-day period expires _________________, 1996 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Bank and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

         The Public Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

         The commencement and completion of the Offering, however, is subject to market conditions and other factors beyond the Bank's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Public Offering or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Bank and the Holding Company from the sale of the Common Stock. The Bank and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached hereto. The Bank's federal stock charter and bylaws that will become effective upon completion of the Conversion are available from the Bank upon request. A copy of the Holding Company's articles of incorporation and bylaws are also available from the Bank upon request.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Bank will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Members. Under the Bank's current federal mutual charter, depositors and certain borrowers have voting rights as members of the Bank with respect to the election of directors and certain other affairs of the Bank. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Bank. Depositors and certain borrowers will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Bank, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Bank, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Bank at the time of liquidation. After the Conversion, the assets of the Bank would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Bank's outstanding common stock. The Bank's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Bank in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Bank to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Bank's sole stockholder. In addition, the Bank's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Bank as of the date of the Bank's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on March 31, 1995 or September 30, 1996, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

         The Bank. Under federal law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Bank prior to the Conversion. The Conversion will enable the Bank to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Bank, and no assets of the Bank will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Bank will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Bank.

         Tax Consequences. Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service ("IRS") or an opinion letter of the Bank's counsel with respect to federal taxation, and either a ruling of the Illinois taxation authorities or an opinion letter with respect to Illinois taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Bank or the Bank's deposit account holders receiving subscription rights.

         The Bank has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Bank upon the receipt of money from the Holding Company for stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to conversion;
(v) gain, if any, will be realized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank, upon the constructive issuance to them of withdrawable deposit accounts of the Bank immediately after the proposed Conversion, interests in the Liquidation Account, and on the receipt or distribution to them of the nontransferable Subscription Rights to purchase Holding Company Common Stock (any such gain will be recognized by such account holder, but only to the extent, if any, of an amount not in excess of the fair market value of the Subscription Rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation

Account will be zero; (viii) the basis of the Holding Company Common Stock to its shareholders will be the Purchase Price thereof and a shareholder's holding period for Holding Company Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised; (ix) the converted Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred; and (x) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank has received the letter of Keller (the "Appraiser Letter") which, based on certain assumptions, concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a public offering takes place.

         The Bank has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Appraiser Letter, no taxable income will be realized by a stock subscriber as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock or upon the lapse of such rights.

         If it is subsequently established that the subscription rights received by such persons have an ascertainable fair market value, or in the case of employees, directors and officers are compensatory in nature, then, in such event, the subscription rights will be taxable to the recipient in the amount of their fair market value. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

         With respect to Illinois taxation, the Bank has received an opinion from Crowe Chizek, to the effect that, assuming the Conversion does not result in any federal taxable income, gain or loss to the Bank in its mutual or stock form, the Holding Company, the account holders, borrowers, officers, directors and employees and Tax-Qualified Employee Plans of the Bank, the Conversion should not result in any Illinois income tax liability to such entities or persons.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Crowe Chizek, as well as the Appraiser Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Bank casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Illinois tax consequences of the Conversion.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Bank alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Bank at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Bank at the Special Meeting. All interpretations by the Bank and the Holding Company of the Plan of Conversion and of the order forms and related materials for the Subscription Offering will be final, except as regards or affects the OTS.

Judicial Review

         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Bank's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                            ADDITIONAL INFORMATION

         The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Bank and a description of the capitalization and business of the Bank and the Holding Company, including the Bank's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated by this reference.

         YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

         If you have any questions, please call our Information Center at
(312) ___-____.

         IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.




         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

         THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                FORM OF PROXY
                                -------------

                                REVOCABLE PROXY

                            PREFERRED SAVINGS BANK


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PREFERRED SAVINGS BANK.

         The undersigned member of Preferred Savings Bank of Chicago, Illinois (the "Bank") hereby appoints the Board of Directors of the Bank as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the Bank's office located at 4800 South Pulaski Road, Chicago, Illinois 60631-4195, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof:

         to vote FOR or AGAINST the adoption of the Plan of Conversion to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, including the adoption of a federal stock savings bank charter and bylaws, with the simultaneous issuance of its common stock to PS Financial, Inc.

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.

         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Bank either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.












            (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                            PREFERRED SAVINGS BANK



Please Mark Votes Below

Approval of the Plan of Conversion

  FOR      / /        AGAINST     / /

                                          DATE:__________________________, 1996





                                          X ___________________________________






                                          X ___________________________________

                                            IMPORTANT: Please sign your name
                                            exactly as it appears on this
                                            proxy. Joint accounts need only
                                            one signature. When signing as an
                                            attorney, administrator, agent,
                                            corporation, officer, executor,
                                            trustee or guardian, etc., please
                                            add your full title to your
                                            signature.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.